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                                                                    Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
The Metzler Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of The Metzler Group, Inc. of our report dated February 6, 1997 relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of The Metzler Group, Inc.

We consent to the use of our report dated November 14, 1997 relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (as restated to reflect certain acquisitions accounted for under the pooling-of-interests method of accounting), included herein and to the reference to our firm under the heading "Experts" in the prospectus. The report of KPMG Peat Marwick LLP is based partially upon the reports of other accountants.

                                        KPMG Peat Marwick LLP

Chicago, Illinois
February 11, 1998